EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
April 21, 2015	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports March 31, 2015 Quarterly Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter ended March 31, 2015.

For the 2015 first quarter, net income was $725,000, or $0.08 per diluted common share, compared to $142,000, or $0.02 per diluted common share for the linked 2014 fourth quarter, and $1.10 million, or $0.11 per diluted common share earned for the 2014 first quarter.

The Company has previously reported that the Bank completed the acquisition of nine branch banking offices in eastern North Carolina from Bank of America, N.A. (“BOA”) on December 12, 2014. In connection with the acquisition, the Bank incurred a number of one-time expenses that impacted our results of operations for the quarter ended December 31, 2014. Our results of operations for the 2015 first quarter have also been impacted by certain one-time expenses associated with the BOA branch acquisition.

Pre-tax net income for the 2015 first quarter and the linked 2014 fourth quarter reflects the impact of one-time acquisition transaction expenses, totaling $425,000 and $1.3 million, respectively. Excluding the net effects of these one-time expenses, net income for the 2015 first quarter would have totaled $1.0 million, or $0.11 per diluted common share, and net income for the linked 2014 fourth quarter would have totaled $1.2 million, or $0.12 per diluted common share. The following table presents net income for the 2015 first quarter and the linked 2014 fourth quarter, adjusted for the impact of the one-time BOA acquisition transaction expenses:

Table 1 One-Time Branch Acquisition Transaction Expenses	Quarter Ended 3/31/15	Quarter Ended 12/31/14
	(In thousands)
Reported Net Income	$725	$142
Adjustments for One-Time Expenses:
BOA Branch Acquisition Transaction
Professional fees and services	—	647
Compensation and fringe benefits	—	241
Data processing	173	—
Deposit account expense	144	—
Premises and equipment	57	94
Advertising	15	205
Other miscellaneous expenses	36	133
Total One-Time Adjustments	425	1,320
Income Tax Benefit	(111)	(292)
Net Income Adjusted for One-Time Acquisition Expenses	$1,039	$1,170

Reported Diluted EPS	$0.08	$0.02
Impact of One-Time Expenses on EPS	$0.03	$0.10
Diluted EPS Adjusted for One-Time Expenses	$0.11	$0.12

Bruce Elder, President and CEO, commented, “The acquisition of the nine new offices occurred on December 12, 2014. We are excited about the franchise value these offices will provide in the coming years as we leverage the opportunities in these new markets and grow our overall loan portfolio. For much of the first quarter following the acquisition, we focused on branch operational procedures, customer retention and deposit stability. During early March we were able to shift our attention to consumer lending training. The transaction added significant non-interest expenses to our financial results. We are confident that as we fully realize the non-interest income opportunities and reallocate the acquired deposits from the investment portfolio to the loan portfolio, we will enjoy greater efficiencies and financial operating results. Aside from working to integrate the acquisition, we continue to make good progress reducing our nonperforming asset portfolio and looking at ways to improve our market share in the communities we serve. We have introduced a more targeted marketing approach to enhance brand awareness and are evaluating branch consolidation opportunities throughout our footprint. We completed one consolidation during the first quarter and have announced two additional consolidations to occur during the second quarter.”

Net Interest Income

Net interest income for the 2015 first quarter increased to $7.1 million, from $6.8 million for the linked 2014 fourth quarter and $6.4 million for the 2014 first quarter. The tax equivalent net interest margin declined 16 basis points to 3.62% for the 2015 first quarter, from 3.78% for the linked 2014 fourth quarter, and fell 62 basis points when compared to the 4.24% for the 2014 first quarter. The reduction in the net interest margin from the first quarter of 2014 is primarily due to lower yields on our earning assets. Yields on earning assets have been impacted by renewal of existing loans and origination of new loans loans in a highly competitive, low interest rate environment and a significant change in the mix of earning assets over comparative periods. As previously disclosed, the deposits acquired through the BOA transaction were invested in securities and other short and intermediate term cash equivalents. The average percentage of cash equivalents and investment securities to total quarterly average assets grew to 37.8% for the 2015 first quarter compared to 32.8% for the linked 2014 fourth quarter and 25.5% for the 2014 first quarter. Changes in our funding mix, as we expanded our balances of lower cost non-maturity interest bearing deposits, resulted in a reduction in our cost of funds.

Asset Quality and Provisions for Loan Losses

The Bank’s asset quality metrics continue to improve. Total nonperforming assets declined to $11.5 million, or 1.3% of total assets at March 31, 2015, from $13.2 million or 1.5% of total assets at December 31, 2014, and $14.6 million or 2.1% of total assets at March 31, 2014. Total loans in non-accrual status declined to $4.4 million at March 31, 2015, from $5.0 million at December 31, 2014 and $5.5 million at March 31, 2014. Our level of other real estate owned (OREO) declined to $7.1 million at March 31, 2015, from $7.8 million at December 31, 2014 and $9.0 million at March 31, 2014.

The allowance for loan and lease losses (ALLL) was $7.2 million at March 31, 2015, representing 1.47% of loans and leases held for investment, compared to $7.5 million at December 31, 2014, or 1.57% of loans and leases held for investment, and $7.8 million at March 31, 2014, or 1.69% of loans and leases held for investment. During the 2015 first quarter and the linked 2014 fourth quarter, the Bank recorded no of provision for credit losses, compared to $250,000 recorded for the 2014 first quarter. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income increased to $3.2 million for the 2015 first quarter, from $2.3 million for the linked 2014 fourth quarter and $1.9 million for the comparative 2014 first quarter.

Deposit fees and service charges increased to $1.9 million for the 2015 first quarter and represented 58.9% of total non-interest income. These results were significantly greater than the $1.2 million generated for the linked 2014 fourth quarter and the $927,000 earned in the comparative first quarter of 2014. This increase primarily reflects the additional fees and service charges generated from the BOA branch acquisition transaction. We anticipate additional service charge revenue from deposits going forward, as we focus on growing our core deposit base through new customer acquisition, cross-selling to existing customers and offering new revenue generating products.

Total non-interest income generated from the sale and servicing of mortgage loans and loan fees was $624,000 for the 2015 first quarter, compared with $603,000 in the linked 2014 fourth quarter and $512,000 for the 2014 first quarter.  Revenue from mortgage banking has been constrained over all comparative periods as new and existing home purchase activity has not been robust and refinance opportunities have been limited due to real estate valuations.  However, we are encouraged by the level of mortgage revenue realized during the month of March.  What appears to be an early start to the spring sales season, coupled with the new opportunities we are experiencing in the new markets we entered through the BOA transaction, resulted in a higher level of activity in the last month of the quarter. We continue to explore various strategies to enhance our non-interest income, including the purchasing of servicing rights.

Included in other non-interest income is revenue from investments in Bank-owned life insurance (BOLI) of $127,000 for the 2015 first quarter, compared to $134,000 for the linked 2014 fourth quarter and $132,000 for the 2014 first quarter.

Net gains from sales of OREO were $46,000 for the 2015 first quarter, compared to $33,000 for the linked 2014 fourth quarter and $39,000 for the 2014 first quarter, as the Bank continues in its efforts of disposing of nonperforming assets.

Net gains from investment securities sales were $251,000 for the 2015 first quarter, compared to none for the linked 2014 fourth quarter and $14,000 for the 2014 first quarter. During 2014, we implemented a strategy to pre-invest a large portion of the anticipated BOA transaction proceeds into short and intermediate term investment securities until the funds could be converted to higher yielding assets. During the 2015 first quarter, we sold $13.5 million of investment securities to fund net growth in our loan portfolio.

Total core non-interest income, excluding net gains from securities and OREO sales, improved to $2.9 million for the 2015 first quarter, compared to $2.2 million for the linked 2014 fourth quarter and $1.9 million for the 2014 first quarter, primarily due to the increase in deposit fees and service charges.

Non-Interest Expense

Total non-interest expense was $9.3 million for the 2015 first quarter, compared to $8.9 million for the linked 2014 fourth quarter and $6.6 million for the 2014 first quarter.

Compensation and benefit expenses, the largest component of non-interest expenses, increased to $4.7 million for the 2015 first quarter, compared to $4.4 million for the linked 2014 fourth quarter and $3.8 million 2014 first quarter. First quarter expenses typically reflect higher payroll taxes than other quarters throughout a given year. The increase for the 2015 first quarter is also attributable to the first full quarterly period of expense for the staff in the nine acquired BOA branch offices as well as staffing for our new Durham commercial loan production office and our new Customer Care Center. Compensation and benefits expense for the linked 2014 fourth quarter includes $241,000 of one-time acquisition expenses, as noted in Table 1. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

FDIC insurance premiums declined to $133,000 for the 2015 first quarter, from $145,000 for both the linked 2014 fourth quarter and the comparative 2014 first quarter. The change in volume of FDIC insurance is attributable to changes in the volume of the deposit insurance assessment calculation base.

Premises and equipment expense was $1.4 million for the 2015 first quarter, compared to $1.1 million for the linked 2014 fourth quarter and $826,000 for the 2014 first quarter. Premises and equipment costs for the 2015 first quarter and the linked 2014 fourth includes one-time acquisition expenses of $57,000 and $94,000, respectively, as noted in Table 1. With the addition of nine new branch locations, we anticipate our level of expenses for premises and equipment going forward will be above that of prior periods.

Advertising expense was $163,000 for the 2015 first quarter, compared to $371,000 for the linked 2014 fourth quarter and $63,000 for the 2014 first quarter. Advertising expense for the 2015 first quarter and the linked 2014 fourth quarter includes one-time acquisition expenses of $15,000 and $205,000, respectively, as noted in Table 1. The Bank is investing in building our brand awareness throughout our footprint with additional advertising, and as such, we anticipate that our advertising expenses will be above that of our historical levels.

Data processing costs increased to $1.1 million for the 2015 first quarter, compared to $604,000 for the linked 2014 fourth quarter and $586,000 for the 2014 first quarter. Data processing expense for the 2015 first quarter includes $173,000 of one-time acquisition expenses, as noted in Table 1. Data processing costs fluctuate in conjunction with changes in the number of customer accounts and transaction activity volumes and therefore, with the addition of accounts and customers from the acquisition, going forward we expect these costs to be above that of prior periods.

Total amortization of intangible assets, including mortgage servicing rights and identifiable intangible assets, was $127,000 for the 2015 first quarter, compared to $57,000 for the linked 2014 fourth quarter and $123,000 for the 2014 first quarter. Amortization of mortgage servicing rights was $56,000 the 2015 first quarter, compared to $57,000 for the linked 2014 fourth quarter and $115,000 for the 2014 first quarter. Amortization of the Company’s core deposit intangible, which is the only identifiable intangible asset subject to amortization, was $72,000 the 2015 first quarter, compared to none for the linked 2014 fourth quarter and $8,000 for the 2014 first quarter.

Expenses attributable to ongoing maintenance, property taxes and insurance for OREO properties were $163,000 for the 2015 first quarter, compared to $123,000 for the linked 2014 fourth quarter and $110,000 for the 2014 first quarter. Quarterly OREO valuation adjustments were $44,000 for the 2015 first quarter, compared to $131,000 for the linked 2014 fourth quarter and $11,000 for the 2014 first quarter.

Other non-interest expense was $1.4 million for the 2015 first quarter, compared to $2.0 million for the linked 2014 fourth quarter and $915,000 for the 2014 first quarter. Other expense for the 2015 first quarter and the linked 2014 fourth quarter includes one-time acquisition expenses of $180,000 and $780,000, respectively, as noted in Table 1. Other expense for the linked 2014 fourth quarter also included a one-time pretax charge of $345,000 related to the prepayment of $20.0 million long-term fixed-rate FHLB advances.

Income tax expense was $257,000 for the 2015 first quarter, compared to $40,000 for the linked 2014 fourth quarter and $418,000 for the 2014 first quarter. The effective income tax rates were 26.15% for the 2015 first quarter, 22.10% for the linked 2014 fourth quarter and 27.49% for the 2014 first quarter. The Bank’s investment in BOLI and tax-exempt municipal bonds, combined with the income tax benefit related to the one-time expenses contributed to the level of income tax expense and the effective income tax rate for the 2015 first quarter.

Balance Sheet

Total assets declined to $879.6 million at March 31, 2015, from $885.9 million at December 31, 2014. The decline is attributable to a reduction in the volume of earning assets, resulting primarily from the sale of investment securities partially offset by growth in loans and leases.

Loans and leases held for investment grew by $8.2 million during the 2015 first quarter. This reflects the third consecutive quarterly growth in loans and leases held for investment. As a result of this net growth, total loans and leases held for investment increased to $488.7 million at March 31, 2015, from $480.4 million at December 31, 2014. Loans held for sale increased to $7.9 million at March 31, 2015, from $4.8 million at December 31, 2014.

The investment securities portfolio declined to $273.0 million at March 31, 2015, from $292.8 million at December 31, 2014. As noted above, in 2014 the Bank implemented a strategy to pre-invest a large portion of the anticipated BOA transaction proceeds into short and intermediate term investment securities until the funds can be converted to higher yielding assets. During the 2015 first quarter, the Bank sold $13.5 million of investment securities to fund our loan portfolio growth.

The Bank’s investment in BOLI was $15.3 million at March 31, 2015, compared to $15.1 million at December 31, 2014. The investment returns from the BOLI are utilized to recover a portion of the cost of providing benefit plans to our employees.

Identifiable intangible assets were $2.1 million at March 31, 2015, compared to $2.2 million at December 31, 2014, reflecting the core deposit intangible associated with the BOA transaction, which will be amortized over a ten year period.

Total deposits declined to $784.0 million at March 31, 2015, from $788.3 million at December 31, 2014. Total non-maturity deposits grew by $2.0 million, to $535.9 million at March 31, 2015, from $533.9 million at December 31, 2014. This growth partially offset a $6.2 million decline in certificates of deposits, to $248.1 million or 31.6% of total deposits at March 31, 2015, from $254.3 million or 32.3% of total deposits at December 31, 2014.

Stockholders' equity increased to $81.4 million at March 31, 2015, from $80.4 million at December 31, 2014. This increase primarily reflects the $725,000 of net income earned for 2015 first quarter and a $1.1 million increase in accumulated other comprehensive income resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, net of $240,000 dividend payments, and $589,000 used to acquire shares of the Company’s common stock pursuant to an announced repurchase program. There were 9,528,964 common shares outstanding at March 31, 2015, compared to 9,598,007 shares outstanding at December 31, 2014, reflecting the net effect of 3,359 shares issued pursuant to the vesting of restricted stock awards and 72,402 shares purchased through the stock repurchase program.

The tangible equity to assets ratio was 8.54% at March 31, 2015, compared to 8.36% at December 31, 2014. The tangible book value per common share increased to $7.88 at March 31, 2015, from $7.71 at December 31, 2014.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA was 0.33% for the 2015 first quarter, compared to 0.07% for the linked 2014 fourth quarter and 0.66% for the 2014 first quarter. ROE was 3.59% for the 2015 first quarter, compared to 0.70% for the linked 2014 fourth quarter and 5.89% for the 2014 first quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) was 91.30% for the 2015 first quarter, compared to 96.31% for the linked 2014 fourth quarter and 77.68% for the 2014 first quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses and has elevated over the course of the last twelve months due primarily to franchise expansion. We anticipate the efficiency ratio to improve as we continue to execute on the BOA acquisition strategy.

Corporate and Investor Information

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services to business and individual customers. The Bank operates through its main office headquartered in Washington, North Carolina, and has 34 full service branch offices located throughout eastern and central North Carolina.

The Bank also provides a full menu of leasing services through its wholly-owned subsidiary, First South Leasing, LLC. In addition, under its First South Wealth Management division, the Bank makes securities brokerage services available through an affiliation with an independent broker/dealer.

Additional investor information for the Company and the Bank may be accessed on our website at www.firstsouthnc.com.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

This press release and the Supplemental Financial Data contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. Management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the disclosures above and in the Supplemental Financial Data for reconciliations of any non-GAAP measures to the most directly comparable GAAP measure.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	March 31,	December 31,
	2015	2014
	(unaudited)	(*)
Assets

Cash and due from banks	$22,744,354	$23,281,016
Interest-bearing deposits with banks	36,897,107	32,835,661
Investment securities available for sale, at fair value	272,482,823	292,298,910
Investment securities held to maturity	507,595	507,309
Loans held for sale:
Mortgage loans	7,947,333	4,792,943
Total loans held for sale	7,947,333	4,792,943

Loans and leases held for investment	488,675,871	480,436,270
Allowance for loan and lease losses	(7,202,975)	(7,519,970)
Net loans and leases held for investment	481,472,896	472,916,300

Premises and equipment, net	15,480,636	15,821,436
Other real estate owned	7,082,403	7,755,541
Federal Home Loan Bank stock, at cost	796,800	606,500
Accrued interest receivable	2,741,677	2,851,650
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,160,444	1,178,115
Identifiable intangible assets	2,111,061	2,182,909
Income tax receivable	909,885	2,594,376
Bank-owned life insurance	15,252,228	15,125,498
Prepaid expenses and other assets	7,749,601	6,898,192

Total assets	$879,555,419	$885,864,932

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$147,946,110	$147,543,594
Interest bearing demand	264,492,870	268,472,945
Savings	123,457,040	117,932,606
Large denomination certificates of deposit	110,723,881	111,523,043
Other time	137,404,844	142,808,182
Total deposits	784,024,745	788,280,370

Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	3,818,039	6,837,701
Total liabilities	798,152,784	805,428,071

Common stock, $.01 par value, 25,000,000 shares authorized; 9,528,964 and 9,598,007 shares outstanding, respectively	95,290	95,980
Additional paid-in capital	35,886,092	35,869,195
Retained earnings	41,199,794	41,303,204
Accumulated other comprehensive income	4,221,459	3,168,482
Total stockholders' equity	81,402,635	80,436,861

Total liabilities and stockholders' equity	$879,555,419	$885,864,932

(*) Derived from audited consolidated financial statements

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended March 31, 2015 and 2014

(unaudited)

	Three Months Ended
	March 31,
	2015	2014

Interest income:
Interest and fees on loans	$5,934,518	$5,929,234
Interest on investments and deposits	1,829,978	1,145,811
Total interest income	7,764,496	7,075,045

Interest expense:
Interest on deposits	569,748	559,709
Interest on borrowings	95	684
Interest on junior subordinated notes	138,500	79,921
Total interest expense	708,343	640,314

Net interest income	7,056,153	6,434,731
Provision for credit losses	-	250,000
Net interest income after provision for credit losses	7,056,153	6,184,731

Non-interest income:
Deposit fees and service charges	1,872,195	926,947
Loan fees and charges	53,148	37,132
Mortgage loan servicing fees	238,742	226,321
Gain on sale and other fees on mortgage loans	384,985	286,054
Gain on sale of other real estate, net	45,867	39,420
Gain on sale of investment securities	250,781	13,509
Other income	334,144	388,551
Total non-interest income	3,179,862	1,917,934

Non-interest expense:
Compensation and fringe benefits	4,733,622	3,803,998
Federal deposit insurance premiums	133,243	144,599
Premises and equipment	1,373,927	826,145
Advertising	162,684	63,433
Data processing	1,106,845	585,593
Amortization of intangible assets	127,459	122,804
Other real estate owned expense	206,742	121,305
Other	1,409,722	914,923
Total non-interest expense	9,254,244	6,582,800

Income before income tax expense	981,771	1,519,865
Income tax expense	256,694	417,863

NET INCOME	$725,077	$1,102,002

Per share data:
Basic earnings per share	$0.08	$0.11
Diluted earnings per share	$0.08	$0.11
Dividends per share	$0.025	$0.025
Average basic shares outstanding	9,570,820	9,652,804
Average diluted shares outstanding	9,590,979	9,671,557

2

First South Bancorp, Inc.

Supplemental Financial Data (Unaudited)

	Quarter to Date
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$879,555	$885,865	$734,666	$711,547	$700,764

Loans held for sale:	$7,947	$4,793	$5,540	$4,715	$5,649

Loans held for investment:
Mortgage	$66,957	$66,391	$67,791	$69,454	$66,630
Commercial	346,326	338,861	331,209	322,775	317,711
Consumer	62,756	62,792	61,959	66,122	67,621
Leases	12,637	12,392	12,054	11,650	10,123
Total loans held for investment	488,676	480,436	473,013	470,001	462,085
Allowance for loan and lease losses	(7,203)	(7,520)	(7,504)	(7,926)	(7,804)
Net loans held for investment	$481,473	$472,916	$465,509	$462,075	$454,281

Cash & interest bearing deposits	$59,641	$56,117	$20,106	$17,658	$22,703
Investment securities	272,990	292,806	188,472	172,468	166,072
Premises and equipment	15,481	15,821	12,494	11,671	11,561
Goodwill	4,219	4,219	4,219	4,219	4,219
Identifiable intangible asset	2,111	2,183	0	0	0
Mortgage servicing rights	1,160	1,178	1,171	1,180	1,119

Deposits:
Non-interest checking	$147,946	$147,544	$99,219	$97,734	$98,419
Interest checking	180,114	180,558	130,421	133,512	129,798
Money market	84,379	87,915	52,052	45,941	45,771
Savings	123,457	117,932	90,190	85,703	79,018
Certificates	248,129	254,331	230,166	229,571	239,394
Total deposits	$784,025	$788,280	$602,048	$592,461	$592,400

Borrowings	$0	$0	$37,500	$25,500	$17,000
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	81,403	80,437	80,363	79,150	77,166

Consolidated earnings summary:
Interest income	$7,764	$7,569	$7,316	$7,218	$7,075
Interest expense	708	742	716	652	640
Net interest income	7,056	6,827	6,600	6,566	6,435
Provision for credit losses	0	0	400	450	250
Noninterest income	3,180	2,251	2,245	2,170	1,918
Noninterest expense	9,254	8,896	6,537	6,458	6,583
Income before taxes	982	182	1,908	1,828	1,520
Income tax expense	257	40	565	542	418
Net income	$725	$142	$1,343	$1,286	$1,102

Adjusted pre-tax pre-provision operating earnings (non-GAAP):
Income before taxes	$982	$182	$1,908	$1,828	$1,520
Provision for credit losses	0	0	400	450	250
Pre-tax pre-provision net income	982	182	2,308	2,278	1,770
Securities gains	(251)	0	0	0	(14)
OREO valuations	44	131	62	0	11
OREO gains (net)	(46)	(33)	(9)	(34)	(39)
Adjusted pre-tax pre-provision operating earnings (non-GAAP)	$729	$280	$2,361	$2,244	$1,728

Per Share Data:
Basic earnings per share	$0.08	$0.02	$0.14	$0.13	$0.11
Diluted earnings per share	$0.08	$0.02	$0.14	$0.13	$0.11
Dividends per share	$0.025	$0.025	$0.025	$0.025	$0.025
Book value per share	$8.54	$8.38	$8.37	$8.25	$7.99
Tangible book value per share	$7.88	$7.71	$7.93	$7.81	$7.56

Average basic shares	9,570,820	9,598,007	9,598,007	9,629,040	9,652,804
Average diluted shares	9,590,979	9,618,820	9,616,004	9,648,158	9,671,557

First South Bancorp, Inc.

Supplemental Financial Data (Unaudited)

	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	3.97%	4.18%	4.52%	4.56%	4.66%
Cost of interest bearing liabilities	0.44%	0.48%	0.53%	0.49%	0.52%
Net interest spread	3.53%	3.70%	3.99%	4.07%	4.14%
Net interest margin	3.62%	3.78%	4.09%	4.16%	4.24%
Avg earning assets to total avg assets	91.23%	92.18%	91.30%	91.31%	91.76%

Return on average assets (annualized)	0.33%	0.07%	0.74%	0.73%	0.66%
Return on average equity (annualized)	3.59%	0.70%	6.70%	6.61%	5.89%
Efficiency ratio	91.30%	96.31%	72.52%	72.77%	77.68%

Average assets	$879,564	$794,286	$717,091	$705,393	$679,608
Average earning assets	$802,387	$732,153	$654,700	$644,074	$623,617
Average equity	$81,880	$81,739	$80,243	$78,724	$76,682

Equity/Assets	9.25%	9.08%	10.94%	11.12%	11.01%
Tangible Equity/Assets	8.54%	8.36%	10.36%	10.53%	10.41%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$858	$723	$317	$312	$463
Non-Earning	1,158	1,075	940	2,853	1,248
Total Non-TDR nonaccrual loans	$2,016	$1,798	$1,257	$3,165	$1,711
TDR nonaccrual loans
Past Due TDRs	$1,206	$1,233	$1,260	$3,303	$2,188
Current TDRs	1,194	2,007	2,027	1,326	1,583
Total TDR nonaccrual loans	$2,400	$3,240	$3,287	$4,629	$3,771
Total nonaccrual loans	$4,416	$5,038	$4,544	$7,794	$5,482
Loans >90 days past due, still accruing	0	389	476	896	61
Other real estate owned	7,082	7,756	8,103	8,729	9,013
Total nonperforming assets	$11,498	$13,183	$13,123	$17,419	$14,556

Allowance for loan and lease losses to loans held for investment	1.47%	1.57%	1.59%	1.69%	1.69%

Net charge-offs (recoveries)	$317	$(17)	$822	$328	$56
Net charge-offs (recoveries) to total loans	0.06%	0.00%	0.17%	0.07%	0.01%
Total nonaccrual loans to total loans	0.89%	1.04%	0.95%	1.64%	1.17%
Total nonperforming assets to total assets	1.31%	1.49%	1.79%	2.45%	2.08%
Total loans to total deposits	63.34%	61.56%	79.49%	80.13%	78.96%
Total loans to total assets	56.46%	54.77%	65.14%	66.72%	66.75%
Loans serviced for others	$301,482	$306,822	$310,341	$315,732	$318,670

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